FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        Report Under Section 13 or 15(d)
                     Of the Securities Exchange Act of 1934

Current Report As Of December 14, 2000

Commission File Number 0-26999

                                GLOBAL WEB, INC.
             (Exact name of registrant as specified in its charter)

            UTAH                                          87-0427550
            ----                                          ----------
   (State or other jurisdiction of                     (IRS Employer
    incorporation or organization)                    Identification No.)

                     11781 South Lone Peak Parkway, No. 110
                               Draper, Utah 84020
                               ------------------
                    (Address of principal executive offices)

Registrant's telephone number
including area code                                  (801)523-1003

                                 Not Applicable
                  Former Address, if changed since last report


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Item 1. - Change in Control of Registrant.

          Not applicable.

Item 2. - Acquisition or Disposition of Assets.

          Not applicable.

Item 3. - Bankruptcy or Receivership.

          Not Applicable.

Item 4. - Change in Registrant's Certifying Accountant.

          Not applicable.

Item 5. - Other Events.

     Recently Registrant by board action authorized the issuance of 3,100 shares of common stock to certain of its employees as a Christmas bonus. In addition, 5,000 shares were issued to Beral, Inc., whose principal in Andrew Racz. These shares were issued for consulting services. All of the certificates evidencing the shares will bear a restricted legend.

     Also, the Board of Directors adopted a resolution authorizing a private placement of promissory notes and warrants at maximum amounts of $500,000 and 150,000 respectively. The promissory notes have a term of two years and bear interest at the rate of ten per cent per annum and are nontransferable. The warrants have a two year term and an exercise price of $1.00 per share. Each warrant entitles the holder to purchase one share during the term at the exercise price. As of the date hereof no sales have occurred under the private placement. Any proceeds from the private offering will be used to fund current operations and for additional marketing efforts.

     Recently the Company increased the scale of its marketing sponsoring additional seminars. The Company's experience with the increased number of seminars has been limited to three or four weeks. The overall success of these additional seminars have not met expectations. The Company is evaluating its marketing approach and techniques. Also, depending on the funding received the Company may use some of the proceeds to sponsor an informercial.

Item 6.   Resignation of Registrant's Directors.

          None and Not applicable.

Item 7.   Financial Statements and Exhibits.

          Not applicable.

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Item 8.   Change in Registrant's Fiscal Year.

          Not applicable.

Item 9.   Regulation FD Disclosure.

          None.



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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   December 14, 2000.
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Global Web, Inc.


By /s/ Brae Burbidge
--------------------
       Brae Burbidge
       President and Chief Executive Officer

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